SUB-ITEM 77-E
LEGAL PROCEEDINGS

Since February 2004,
Federated and related
entities (collectively,
?Federated?) have been
named as defendants in
several lawsuits, that
were consolidated into a
single action in the
United States District
Court for the Western
District of
Pennsylvania, alleging
excessive advisory fees
involving one of the
Federated-sponsored
mutual funds.  Without
admitting the validity of
any claim, Federated
reached a final
settlement with the
Plaintiffs in these cases
in April 2011.




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